UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

MATERIAL SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8803	95-2673173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 29, 2008, the Audit Committee of the Board of Directors of Material Sciences Corporation (the “Company”) concluded that the Company’s previously released consolidated financial statements for fiscal years 2006 and 2007 and related reports of independent registered public accountants should no longer be relied upon because of errors therein. The Company has restated its consolidated financial statements for fiscal years 2006 and 2007 in its Annual Report on Form 10-K for the fiscal year ended February 29, 2008 (the “Form 10-K”), filed concurrently with this Form 8-K.

The errors identified by the Company relate to certain investment assets and related dividend income that were previously not recorded in the Company’s financial statements. The fair value of the investments as of February 29, 2008 was approximately $1.3 million.

The Company discovered the errors shortly prior to filing the Form 10-K and corrected them in the financial statements reflected in the Form 10-K. The restated financial statements also reflect corrections to previously identified immaterial errors. Additional information regarding the restatement can be found in Note 19 of the Company’s Consolidated Financial Statements included in the Form 10-K.

As previously reported in its Current Report on Form 8-K filed May 14, 2008 and in the Form 10-K, the Company has also restated its quarterly financial statements for the first three quarters of fiscal 2008 in order to address errors in the manner in which the Company recorded $1.7 million in foreign currency gains with respect to certain indebtedness to it by its European subsidiary.

The Audit Committee has discussed the matters disclosed in this filing with its independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATERIAL SCIENCES CORPORATION
(Registrant)

Date: May 29, 2008	By:	/s/ James M. Froisland
	Name:	James M. Froisland
	Title:	Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary.